UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2026

NKGen Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40427	86-2191918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Daimler Street

Santa Ana, CA, 92705

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (949) 396-6830

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NKGN	OTC Expert Market

Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	NKGNW	OTC Expert Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 5, 2026, NKGen Biotech, Inc., a Delaware corporation (the “Company”), and NKGen Operating Biotech, Inc., a Delaware corporation (the “Company Sub,” and together with the Company, the “Borrowers”), entered into a secured promissory note (the “Note”) with AlpineBrook Capital GP I Limited (the “Lender”), in the original principal amount of $25,840,106, bearing interest at 12% per annum and maturing initially on the date falling two months after issuance, subject to extension at the Lender’s discretion. The Note documents and evidences certain undocumented cash advances made by the Lender to the Borrowers since late 2024, primarily in connection with the Company’s acquisition of a majority stake in NKGen Biotech Korea Co., Ltd. (f/k/a NKMax Co., Ltd.) (“NKGen Korea”) through the Korean bankruptcy process, together with accrued interest, fees and expenses associated with such advances, which totaled $25,540,106 immediately prior to issuance. In addition, the Note reflects an incremental $300,000 advanced by the Lender contemporaneously with execution, which is the only new capital funded in connection with the Note. The Note prohibits prepayment before the applicable maturity date without lender consent.

The Note includes a “most favored nation” provision applicable to future debt or equity financings of the Borrowers or any of their subsidiaries (including NKGen Korea). During the term of the Note, if either Borrower or any of its subsidiaries undertakes any subsequent debt or equity financing containing terms more favorable than those in the Note, the Borrowers must notify the Lender and provide the benefit of such more favorable terms to the Lender. The provision expressly covers, without limitation, economic terms (including interest rate), collateral, conversion price and related economics, warrant coverage, governance rights, information rights, director appointment rights, preemptive rights, and rights of first refusal.

Upon a Change of Control (as defined in the Note) of either Borrower, the Note requires repayment in cash of outstanding principal plus accrued but unpaid interest, together with a cash premium equal to 20% of the then-outstanding principal amount. Borrowers must provide notice at least 10 business days’ advance notice of any such transaction.

If an event of default occurs and is continuing, all outstanding obligations under the Note bear default interest at a rate of 24% per annum, calculated on a 360-day year and payable on demand.

The Note contains restrictive covenants that, among other things, limit additional indebtedness and the granting of liens, subject to limited customary baskets and existing liens in favor of East West Bank (“EWB”) and BDW Investments LLC (“BDW”). The covenant package also restricts equity issuances and changes to the capital structure, subject to ordinary-course exceptions (including plan-based equity awards, exercises, and ministerial adjustments), and includes a negative pledge whereby the Borrowers and their subsidiaries (including NKGen Korea) may not grant collateral or guarantees in favor of third parties without the Lender’s prior written consent.

Pursuant to the Note, the Borrowers granted the Lender security interests in certain collateral, subject to existing liens in favor of EWB and BDW, respectively. The security interests will not be perfected unless and until consents from said secured creditors are obtained, and all grants are subordinate to existing liens. The collateral package includes (1) a security interest in substantially all U.S. personal property of the Borrowers; (2) a deed of trust and an assignment of leases and rents with respect to U.S. real property owned or hereafter owned by the Company Sub, to be executed and delivered in agreed form following execution of the Note, subject to consents of EWB and BDW; and (3) security arrangements under Korean law relating to the Company’s shares of NKGen Korea, and related account collateral. Additionally, the Note requires the Company to use commercially reasonable best efforts to cause NKGen Korea to provide an unconditional guarantee of the Borrowers’ obligations and to grant a first-priority security interest over substantially all of NKGen Korea’s assets to secure that guarantee (subject to NKGen Korea board approval, certain waivers/consents, and compliance with applicable law).

Additionally, the Note grants the Lender a right of first refusal over any proposed transfer or other disposition by the Company of its shares of NKGen Korea, on terms generally consistent with the third-party offer.

The foregoing description of the Note does not purport to be complete and is qualified in its entirety by the terms and conditions of the Note which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 are incorporated by into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Secured Promissory Note issued to the AlpineBrook Capital GP I Limited, dated January 5, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NKGEN BIOTECH, INC.

Date: January 9, 2026	/s/ Paul Y. Song
	Name:	Paul Y. Song
	Title:	Chief Executive Officer
(Principal Executive Officer)

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